EXHIBIT (J)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 20 to the Registration Statement No. 811-6398 on Form N-1A of Fidelity New York Municipal Trust II, of our report dated March 9, 2000 appearing in the Annual Report to Shareholders of Spartan New York Municipal Money Market Fund and Fidelity New York Municipal Money Market Fund for the year ended January 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
 Deloitte & Touche LLP

Boston, Massachusetts
March 21, 2000